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                                SHOPNOW.COM INC.

                      DWAYNE M. WALKER EMPLOYMENT AGREEMENT



     This Agreement is made by and between ShopNow.com Inc. (the "Company"), and Dwayne M. Walker ("Executive") as of July 23, 1999.

     1.   DUTIES AND SCOPE OF EMPLOYMENT.

          (a) POSITIONS AND DUTIES. Executive will continue to serve as Chairman, President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board"). The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

          (b) BOARD MEMBERSHIP. Executive will continue to serve as a member and Chairman of the Company's Board of Directors (the "Board"), subject to any required Board and/or stockholder approval.

          (c) OBLIGATIONS. During the Employment Term, Executive will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors (but in all cases subject to Section 10).

     2. EMPLOYEE BENEFITS. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans that are applicable to other senior executives of the Company, as such plans and terms may exist from time to time. The benefits available to Executive may be greater than (but will not be less than) those provided to the Company's other senior executives.

     3. AT-WILL EMPLOYMENT. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

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However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

     4.   COMPENSATION.

          (a) BASE SALARY. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $400,000 (the "Base Salary"). The Base Salary will be paid through payroll periods that are not less frequent than twice per month and be subject to the usual, required withholding. The Compensation Committee of the Board (the "Committee") will reevaluate the Base Salary at least annually and may increase the Base Salary in accordance with its normal practices. The Base Salary will not be reduced without Executive's consent.

          (b) BONUSES. For each fiscal year of the Company, Executive will be eligible to receive a bonus of up to $200,000 based upon the achievement of performance criteria specified by the Committee. The actual amount of the bonus payable for any year will depend upon the extent to which the applicable performance criteria have been satisfied. Any bonus that actually is earned will be paid no later than 2 1/2 months after the end of the fiscal year for which the bonus is earned, but only if Executive was employed with the Company through the end of the fiscal year.

          (c) STOCK OPTIONS. As of the date of the Company's initial public offering of common stock (the "IPO"), the Company will grant Executive an option to purchase up to 500,000 shares of the Company's common stock ("Shares") at a per Share exercise price equal to the IPO price per Share. During the second year of the Employment Term, the Company will grant Executive an option or options to purchase up to an additional 500,000 Shares at a per Share exercise price equal to the fair market value per Share on the grant date(s) of the option(s). During the third year of the Employment Term, the Company will grant Executive an option or options to purchase up to an additional 500,000 Shares at a per Share exercise price equal to the fair market value per Share on the grant date(s) of the option(s). Each grant will be appropriately adjusted to reflect any stock splits, stock dividends or similar change affecting the Shares. The grant of any option is subject to Executive remaining an employee of the Company through the grant date. The options to be granted during each of the second and third years of the Employment Term generally will be granted in quarterly installments (that is, an option for 125,000 Shares will be granted each quarter), unless determined otherwise by the Committee. All options will be options that are not intended to be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Each option may be exercised by Executive only if it becomes vested in accordance with a two (2) year vesting schedule providing for vesting of 25% of the Shares subject to the option on each six-month anniversary of the grant date, except that Shares actually will vest on any scheduled vesting date only if Executive's employment with the Company is not terminated on or before the scheduled vesting date. In addition, Shares may vest earlier than provided in the preceding sentence (i) due to attainment of performance objectives set by the Committee and set forth in the written option agreement, or (ii) as otherwise provided in the option agreement to reflect the severance benefit provisions of this Agreement. Also, to the extent not inconsistent with this

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Agreement, each option will be subject to all of the provisions of the
Company's stock option plan and to the provisions of the Company's standard stock option agreement for options granted under the plan, provided that the exercise price, number of shares and maximum vesting schedule of each option will be as stated in this Section 4(c). For purposes of this Section 4(c), "fair market value" means the closing price of a Share on Nasdaq on the date in question.

          (d) CAR ALLOWANCE. During the Employment Term, the Company will pay Executive a car allowance of $400 per month.

     5.   SEVERANCE.

          (a) INVOLUNTARY TERMINATION OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If the Company involuntarily terminates Executive's employment with the Company without "Cause" (as defined below) and not on account of either Executive becoming "Disabled" (as defined below) or Executive's death, then promptly following such termination of employment, Executive will (i) receive a lump-sum payment equal to 100% of the Base Salary, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company's then existing employee benefit plans and policies, (iii) be entitled to immediate 100% vesting of any stock options granted to Executive pursuant to Section 4(c), (iv) be paid his then existing Base Salary for a period of two (2) years following his termination of employment, (v) be entitled to a loan of up to $2 million for the purpose of exercising his Company stock options, and (vi) receive such other compensation or benefits from the Company as may be required by law (for example, under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding. Any such loan will be implemented by Executive signing a full recourse promissory note concurrently with his exercise of stock options within thirty (30) days after his termination of employment. Repayment of the promissory will be secured by the Shares acquired upon exercise of the associated options. The note and associated security agreement will be in a form specified by the Company and delivered to Executive within fifteen (15) days after his termination of employment. Although Executive will not be required to pay interest on the loan, Executive will have taxable income due to imputed interest at the minimum rate required under the Code. Repayment of the principal on the note must be made no later than the earlier of two years from the loan date or sixty (60) days from the sale or other disposition of the Shares purchased with the note.

          (b) VOLUNTARY TERMINATION FOR GOOD REASON. If Executive voluntarily terminates his employment with the Company for "Good Reason" (as defined below) then Executive will be entitled to the same payments and benefits provided in Section 5(a) above (and subject to the same terms and conditions provided in Section 5(a)).

          (c) OTHER VOLUNTARY TERMINATIONS. If Executive voluntarily terminates his employment with the Company within six (6) months after a "Change of Control" (as defined below) then Executive will be entitled to the same payments and benefits provided in Section 5(a) above (and subject to the same terms and conditions provided in Section 5(a)). Except to the limited extent

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provided in the preceding sentence, if Executive voluntarily terminates his employment with the Company without Good Reason, then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies, (iii) be entitled to immediate vesting of any stock options granted to Executive pursuant to Section 4(c) that were scheduled to vest (only due to the passage of time) within six (6) months after Executive's termination date (but only if Executive gave the Board specific written notice of his voluntary termination date at least ninety (90) days before such date), and (iv) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding.

          (d) INVOLUNTARY TERMINATION FOR CAUSE OR DEATH. If the Company involuntarily terminates Executive's employment with the Company for Cause or due to Executive's death, then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, under Section 4980B of the Code).

          (e) INVOLUNTARY TERMINATION FOR DISABILITY. If the Company involuntarily terminates Executive's employment with the Company due to Executive becoming Disabled, then Executive will (i) receive the Base Salary for a period of two (2) years following the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, under Section 4980B of the Code).

     For purposes of this Agreement, "Cause" means intentional misconduct that has a material adverse effect on the Company. Misconduct by Executive will be considered Cause only if Executive has received written notice from the Board of the misconduct and Executive has not cured the misconduct within fifteen (15) business days of his receipt of the notice.

     For purposes of this Agreement, "Disabled" means Executive being unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled shall be determined by the Committee based on evidence provided by one or more medical experts selected by the Committee.

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     For purposes of this Agreement, "Good Reason" means (i) a material reduction (without Executive's consent) in his title, authority, status, or responsibilities, or (ii) a material breach by the Company of its obligations under this Agreement.

     For purposes of this Agreement, "Change of Control" means the occurrence of any of the following events: (i) Any "person" as such term is used in Sections 13(d) and 14(d) Section 13(d) of the Securities Exchange Act of 1934, as amended (the ("Exchange Act")) (other than the Company, Executive, a group of persons including Executive or another person approved by Executive) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring stockholder approval, involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation (but only if Executive, acting in his capacity as a member of the Board (and assuming that he is then a member of the Board), votes against such transaction). For purposes of clause (ii) of the previous sentence, a transaction that would not be considered a Change of Control solely because Executive does not vote against the transaction nevertheless will be considered a Change of Control if, before the Board votes on the transaction, Executive notifies the Board in writing that he elects to treat the transaction as a Change of Control.


     6. GOLDEN PARACHUTE EXCISE TAX. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (including, but not by way of limitation, any accelerated vesting on stock options) (the "TOTAL PAYMENTS") would subject Executive to the excise tax (the "Excise Tax") imposed under Section 4999 of the Code, then the Company will pay Executive
(i) an amount sufficient to pay such excise tax, and (ii) an additional amount sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company pursuant to this sentence; provided, however, that in no event will the Company be required to pay the Executive more than $2,000,000 pursuant to this Section 6(b). Any amount required to paid to Executive under this Section 6(b) will be paid to him (and/or paid to the appropriate authorities as tax withholding on Executive's behalf) no later than five (5) days prior to the time when the excise and/or income taxes are due. In addition, the Company will use its reasonable best efforts to pay the amount to Executive or the appropriate authorities as early as administratively practicable after the amount of the excise tax is determined, but in no event will the Company be required to pay the amount earlier than sixty (60) days before the excise tax is due. The determination of Executive's excise tax liability and the amount, if any, required to be paid under this Section 6(b) will be made in writing by the Company's independent auditors (the "Accountants"). For purposes of making the calculations required by this Section 6(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8(b). The

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Company will pay all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b).

     7. ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

     8. NOTICES. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

     If to the Company:

     ShopNow.com Inc.
     411 First Avenue South
     Suite 200 North
     Seattle, WA 98104

     ATTN: Chairman, Compensation Committee of the Board of Directors

     If to Executive:

     at the last residential address known by the Company.

     9. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     10.  NON-COMPETITION AND NON-SOLICITATION.

          (a) For a period beginning on the Effective Date and ending when Executive ceases to be employed by the Company for any reason whatsoever, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not engage, participate or invest in any business activity anywhere

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in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company at the time of Executive's termination, or products or services which the Company has under development or which are the subject of active planning at the time of Executive's termination; PROVIDED, HOWEVER, that Executive, may own as a passive investor, securities of any corporation which competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than 10% of any class of outstanding securities of such corporations; (ii) not hire or attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company or its resellers or distributors and (iii) not directly or indirectly solicit business from any of the Company's customers and users on behalf of any business which competes with the Company.

          (b)  Executive understands that the restrictions set forth in this
Section 10 are intended to protect the Company's interest in its "proprietary information" (as such term may be defined in the Non-disclosure Agreement) and establish customer relationships in good will, and agrees that such restrictions are reasonable, necessary and appropriate for this purpose.

     11. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

     12.  ARBITRATION AND EQUITABLE RELIEF.

          (a) Except as provided in Section 12(d) below, Executive agrees that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in or about Seattle, Washington, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator will apply Washington law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Washington for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

          (c) The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses.

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          (d)  The Company or Executive may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the confidential information and trade secrets agreement between the Company and Executive, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

          (e) Executive understands that nothing in Section 12 modifies Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

          (f) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 12, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF WASHINGTON; AND

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     13. NO ORAL MODIFICATION, CANCELLATION OR DISCHARGE. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

     14. WITHHOLDING. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

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     15.  GOVERNING LAW. This Agreement will be governed by the laws of the
State of Washington (with the exception of its conflict of laws provisions).

     16.  EFFECTIVE DATE. This Agreement is effective July 1, 1999.

     17. ACKNOWLEDGMENT. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:



         EXECUTIVE



         /s/ Dwayne M. Walker                          Date:  July 23, 1999
         ------------------------------------
         Dwayne M. Walker


         SHOPNOW.COM INC.


         /s/ David Lonsdale                            Date:  July 23, 1999
         ------------------------------------
         David Lonsdale
         Chairman, Compensation Committee


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